Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following registration statements:

(1)    Registration Statement (Form S-8 No. 333-253593) pertaining to the SiriusPoint Ltd. (formerly known as Third Point Reinsurance Ltd.) 2013 Omnibus Incentive Plan and Sirius International Insurance Group, Ltd. 2018 Omnibus Incentive Plan;
(2)    Registration Statement (Form S-4 No. 333-248989) of SiriusPoint Ltd. (formerly known as Third Point Reinsurance Ltd.); and
(3)    Registration Statement (Form S-3 No. 333-255917) of SiriusPoint Ltd. (formerly known as Third Point Reinsurance Ltd.)

of our report dated February 23, 2021, except for Notes 2, 5, 13 and 14 as to which the date is June 17, 2021, and for Note 5, Schedule II and Schedule III as to which the date is March 1, 2022, with respect to the consolidated financial statements of SiriusPoint Ltd. (formerly known as Third Point Reinsurance Ltd.), included in this Annual Report on Form 10-K and our report dated February 23, 2021, with respect to the effectiveness of internal control over financial reporting of SiriusPoint Ltd. (formerly known as Third Point Reinsurance Ltd.), included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Ltd.

Hamilton, Bermuda
March 1, 2022